Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration Statement of Liberty Media Acquisition Corporation on Form S-1 of our report dated November 19, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Liberty Media Acquisition Corporation as of November 6, 2020 and for the period from November 6, 2020 (inception) through November 6, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.
/s/ Marcum llp
Marcum llp
Melville, NY
November 19, 2020